Exhibit 99.1

Contact:	Jeff Bergau
jeff.bergau@arcadiabio.com
+1-312-217-0419

Arcadia Biosciences Announces Changes in Board of Directors

DAVIS, Calif. (July 14, 2016) – Arcadia Biosciences, Inc. (Nasdaq: RKDA), an agricultural technology company, announced the resignation of two members of its board of directors, effective July 9, 2016.

Matthew A. Ankrum and James R. Reis notified the company by email of their resignations in response to a personnel decision made by Arcadia’s CEO, Raj Ketkar. Ketkar had declined to extend a formal written offer to a CFO candidate after making a verbal proposal of employment terms. The Board had selected the candidate following a coordinated search prior to Ketkar’s employment, which began on May 23, 2016. Ketkar determined that he wanted to personally interview additional candidates before making a final decision.

Reis was the chair of the board’s Audit committee, and Ankrum was a member of the Audit and Compensation committees. On July 13, 2016, the board elected Uday Garg and Rajiv Shah, MD to the Audit Committee.

“We would like to thank Matt and Jim for their service,” said Darby Shupp, chair of the board of directors. “We are committed to recruiting new independent directors and a CFO that will enhance our management team and Board.”

About Arcadia Biosciences, Inc.

Based in Davis, Calif., with additional facilities in Seattle, Wash. and Phoenix, Ariz., Arcadia Biosciences (NASDAQ: RKDA) develops agricultural products that create added value for farmers while benefitting the environment and enhancing human health. Arcadia’s agronomic performance traits, including Nitrogen Use Efficiency, Water Use Efficiency, Salinity Tolerance, Heat Tolerance and Herbicide Tolerance, are all aimed at making agricultural production more economically efficient and environmentally sound. Arcadia’s nutrition traits and products are aimed at creating healthier ingredients and whole foods with lower production costs. The company was recently listed in the Global Cleantech 100 and was previously named one of MIT Technology Review’s 50 Smartest Companies. For more information, visit www.arcadiabio.com.

Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to the company’s corporate governance. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially, and reported results should not be considered as an indication of future performance. These risks and uncertainties include, but are not limited to: the company’s compliance with laws and regulations that impact the company’s business, and changes to such laws and regulations; and the other risks set forth in the company’s filings with the Securities and Exchange Commission from time to time, including the risks set forth in the company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2016 and other filings. These forward-looking statements speak only as of the date hereof, and Arcadia Biosciences, Inc. disclaims any obligation to update these forward-looking statements.

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